Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-145504 on Form S-3 of our report dated March 7, 2007, relating to the balance sheets of VIA Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005, and for the periods from June 14, 2004 (date of inception) to December 31, 2004, and to December 31, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding VIA Pharmaceuticals, Inc.’s status as a development stage company, its ability to continue as a going concern, and the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006), appearing in VIA Pharmaceuticals, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) dated June 26, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

August 30, 2007